Exhibit 99.1

NEWS

Contact:	Nick Childs, IQVIA Investor Relations (nick.childs@iqvia.com)
+1.973.316.3828

Trent Brown, IQVIA Media Relations (trent.brown@iqvia.com)
+1.919.780.3221

IQVIA Appoints Richard Staub III President of Research & Development Solutions

RESEARCH TRIANGLE PARK, N.C. – September 25, 2023 – IQVIA™ (NYSE:IQV), a leading global provider of advanced analytics, technology solutions and clinical research services to the life sciences industry, today announced it has appointed Richard Staub III, currently senior advisor to the Chairman and CEO, as president of its Research & Development Solutions (R&DS) business unit.

Richard is a vastly experienced executive with 34 years in the life science sector and has held numerous senior executive roles across multiple contract research organizations. Richard previously served as the president of the R&DS business unit at IQVIA from 2016 to 2022. Under his exceptional leadership the R&DS business unit accelerated its growth, recorded consecutive years of record-breaking backlog, posted industry leading book to bill ratios and significantly increased R&DS revenues. During his tenure Richard oversaw the rapid expansion of IQVIA’s clinical research capabilities and, critically, he successfully led this business unit through the unprecedented challenges of the COVID-19 global pandemic.

In his role as senior advisor to the Chairman and CEO of IQVIA, Richard worked closely with the R&DS team and was instrumental in R&DS’ continued success. He had responsibility for key customer relationships, provided leadership on critical business issues and continued to guide the overall strategic direction of the business.

Costa Panagos will be retiring from the organization after a 24-year career at IQVIA, where he held several positions including most recently the R&DS business unit leadership role since 2022. IQVIA would like to thank Costa for the contributions he has made to the R&DS organization over this period.

To learn more about IQVIA, visit IQVIA.com for more information.

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About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 87,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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